Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239671) and on Form S-8 (No. 333-224500) of Level One Bancorp, Inc. of our report dated March 22, 2019 on the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows of Level One Bancorp, Inc. for the year ended December 31, 2018 appearing in this Annual Report on Form 10-K for Level One Bancorp, Inc. for the year ended December 31, 2020.

Crowe LLP

South Bend, Indiana
March 12, 2021